UNDERTAKING

(Exhibit to Form 1-A)

POWER ULTRA INC.

Power Ultra Inc., a Delaware corporation (the "Company"), in connection with its offering of up to 10,000,000 shares of common stock, par value $0.0001 per share, at a price of $0.10 per share, conducted pursuant to Regulation A (Tier 2) under the Securities Act of 1933, as amended (the "Securities Act"), hereby undertakes as follows:

1.  To file, during any period in which offers or sales of securities are being made, a post-qualification amendment to the offering statement to include any financial statements required by Item 7 of Part I of Form 1-A as of the date such financial statements are required, and to reflect in the offering circular any facts or events arising after the qualification date, or the most recent post-qualification amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the offering statement, and to include any material information with respect to the plan of distribution not previously disclosed in the offering statement or any material change to such information.

2.  That, for the purpose of determining any liability under the Securities Act, each post-qualification amendment shall be deemed to be a new offering statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To supplement the offering circular, after the qualification date, to include the information required by Rule 253(g) of Regulation A, and to file such supplements within the time periods and in the manner prescribed by Rule 253.

4.  To comply in all respects with the conditions, requirements and limitations of Regulation A, including the aggregate offering limitation of Rule 251(a)(2), the investment limitation applicable to non-accredited investors under Rule 251(d)(2)(i)(C), the requirement that the offering circular be delivered or made available to purchasers in accordance with Rule 251(d)(2)(ii), and the eligibility and "bad actor" disqualification provisions of Rules 251(b) and 262.

5.  To file with the Securities and Exchange Commission (the "Commission"), for so long as the Company is required to do so under Rule 257(b) of Regulation A, the ongoing reports required of a Tier 2 issuer, including:

(a)  annual reports on Form 1-K, not later than 120 calendar days after the end of each fiscal year covered by the report;

(b)  semiannual reports on Form 1-SA, not later than 90 calendar days after the end of the first six months of each fiscal year;

(c)  current reports on Form 1-U upon the occurrence of any event requiring such a report; and

(d)  an exit report on Form 1-Z upon the termination or completion of the offering, or upon the suspension of the Company's ongoing reporting obligation, in each case as and when required by Rule 257.

6.  To file a Form 1-Z, or such other report as the Commission may prescribe, to remove from qualification, by means of a post-qualification amendment or otherwise, any of the securities registered under the offering statement that remain unsold at the termination or completion of the offering.

7.  To make available to each purchaser, prior to sale, the final offering circular in the manner required by Rule 251(d)(2)(ii), and to deliver to each purchaser, no later than two business days after completion of the sale, a copy of the final offering circular or a notice containing the information required by Rule 251(d)(2)(ii)(B).

8.  To make available to the Commission, upon request, such records and information as may be necessary to demonstrate compliance with Regulation A.

IN WITNESS WHEREOF, the Company has caused this Undertaking to be executed by the undersigned, thereunto duly authorized.

POWER ULTRA INC.

/s/ SIMON ZHAO
Name: Simon ZHAO
Title: Director, Chief Executive Officer and Chief Financial Officer

Dated: November 21, 2025